                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.   20549

                                SCHEDULE 13G/A
                                (Rule 13d-102)

                 INFORMATION PURSUANT TO RULES 13d-1 AND 13d-2

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No. 8)*


                           REEBOK INTERNATIONAL LTD.
                               (Name of Issuer)


                                 COMMON STOCK
                        (Title of Class of Securities)


                                  758110100
                                (CUSIP Number)


                              DECEMBER 31, 2003
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      [     ]  Rule 13d-1(b)

      [  X  ]  Rule 13d-1(c)

      [     ]  Rule 13d-1(d)

Check the following box if a fee is being paid with this statement [  ].

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 Page 2 of 20 Pages

CUSIP NO. 758110100                             13G/A

1.    Names of Reporting Person(s).
      I.R.S. Identification Nos. of above person(s) (entities only).
      Investors U.S. Large Cap Value Fund (formerly Investors U.S. Growth
      Fund)
      Reporting Person, a non-U.S. entity, has no I.R.S. Identification Number

2.    Check the Appropriate Box if a member of a Group (See Instructions)
      (a)   [    ]
      (b)   [    ]

3.    SEC Use Only

4.    Citizenship or Place of Organization
      Manitoba, Canada

Number of Shares        5.    Sole Voting Power 0
Beneficially Owned      6.    Shared Voting Power 2,000,000
by Each Reporting       7.    Sole Dispositive Power 0
Person With             8.    Shared Dispositive Power 2,000,000

9.    Aggregate Amount Beneficially Owned by Each Reporting Person
      2,000,000

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
[    ]

11.   Percent of Class Represented by Amount in Row (9):
      3.4%

12.   Type of Reporting Person (See Instructions)
      00 (Open-end mutual fund trust governed by the laws of the Province of Manitoba, Canada)

                                      2A

                                 Page 3 of 20 Pages

CUSIP NO. 758110100                             13G/A

1.    Names of Reporting Person(s).
      I.R.S. Identification Nos. of above person(s) (entities only).
      Investors Global Fund
      Reporting Person, a non-U.S. entity, has no I.R.S. Identification Number

2.    Check the Appropriate Box if a member of a Group (See Instructions)
      (a)   [    ]
      (b)   [    ]

3.    SEC Use Only

4.    Citizenship or Place of Organization
      Manitoba, Canada

Number of Shares        5.    Sole Voting Power 0
Beneficially Owned      6.    Shared Voting Power 500,000
by Each Reporting       7.    Sole Dispositive Power 0
Person With             8.    Shared Dispositive Power 500,000

9.    Aggregate Amount Beneficially Owned by Each Reporting Person
      500,000

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
      [    ]

11.   Percent of Class Represented by Amount in Row (9):
      0.9%

12.   Type of Reporting Person (See Instructions)
00 (Open-end mutual fund trust governed by the laws of the Province of Manitoba, Canada)

                                      2B

                                 Page 4 of 20 Pages

CUSIP NO. 758110100                             13G/A

1.    Names of Reporting Person(s).
      I.R.S. Identification Nos. of above person(s) (entities only).
      Investors Canadian Small Cap Growth Fund (formerly Investors Canadian Small Cap Fund II)
      Reporting Person, a non-U.S. entity, has no I.R.S. Identification Number

2.    Check the Appropriate Box if a member of a Group (See Instructions)
      (a)   [    ]
      (b)   [    ]

3.    SEC Use Only

4.    Citizenship or Place of Organization
      Manitoba, Canada

Number of Shares        5.    Sole Voting Power 0
Beneficially Owned      6.    Shared Voting Power 0
by Each Reporting       7.    Sole Dispositive Power 0
Person With             8.    Shared Dispositive Power 0

9.    Aggregate Amount Beneficially Owned by Each Reporting Person
      0

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
      [    ]

11.   Percent of Class Represented by Amount in Row (9):
      0.0%

12.   Type of Reporting Person (See Instructions)
      00 (Open-end mutual fund trust governed by the laws of the Province of Manitoba, Canada)

                                      2C

                                 Page 5 of 20 Pages

CUSIP NO. 758110100                             13G/A

1.    Names of Reporting Person(s).
      I.R.S. Identification Nos. of above person(s) (entities only).
      Investors U.S. Opportunities Fund
      Reporting Person, a non-U.S. entity, has no I.R.S. Identification Number

2.    Check the Appropriate Box if a member of a Group (See Instructions)
      (a)   [    ]
      (b)   [    ]

3.    SEC Use Only

4.    Citizenship or Place of Organization
      Manitoba, Canada

Number of Shares        5.    Sole Voting Power 0
Beneficially Owned      6.    Shared Voting Power 0
by Each Reporting       7.    Sole Dispositive Power 0
Person With             8.    Shared Dispositive Power 0

9.    Aggregate Amount Beneficially Owned by Each Reporting Person
      0

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
      [    ]

11.   Percent of Class Represented by Amount in Row (9):
      0.0%

12.   Type of Reporting Person (See Instructions)
      00 (Open-end mutual fund trust governed by the laws of the Province of Manitoba, Canada)

                                      2D

                                 Page 6 of 20 Pages

CUSIP NO. 758110100                             13G/A

1.    Names of Reporting Person(s).
      I.R.S. Identification Nos. of above person(s) (entities only).
      Investors Canadian Equity Fund
      Reporting Person, a non-U.S. entity, has no I.R.S. Identification Number

2.    Check the Appropriate Box if a member of a Group (See Instructions)
      (a)   [    ]
      (b)   [    ]

3.    SEC Use Only

4.    Citizenship or Place of Organization
      Manitoba, Canada

Number of Shares        5.    Sole Voting Power 0
Beneficially Owned      6.    Shared Voting Power 0
by Each Reporting       7.    Sole Dispositive Power 0
Person With             8.    Shared Dispositive Power 0

9.    Aggregate Amount Beneficially Owned by Each Reporting Person
      0

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
      [    ]

11.   Percent of Class Represented by Amount in Row (9):
      0.0%

12.   Type of Reporting Person (See Instructions)
      00 (Open-end mutual fund trust governed by the laws of the Province of Manitoba, Canada)

                                      2E

                                 Page 7 of 20 Pages

CUSIP NO. 758110100                             13G/A

1.    Names of Reporting Person(s).
      I.R.S. Identification Nos. of above person(s) (entities only).
      Investors U.S. Large Cap Value Class
      Reporting Person, a non-U.S. entity, has no I.R.S. Identification Number

2.    Check the Appropriate Box if a member of a Group (See Instructions)
      (a)   [    ]
      (b)   [    ]

3.    SEC Use Only

4.    Citizenship or Place of Organization
      Manitoba, Canada

Number of Shares        5.    Sole Voting Power 0
Beneficially Owned      6.    Shared Voting Power 33,300
by Each Reporting       7.    Sole Dispositive Power 0
Person With             8.    Shared Dispositive Power 33,300

9.    Aggregate Amount Beneficially Owned by Each Reporting Person
      33,300

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
      [    ]

11.   Percent of Class Represented by Amount in Row (9):
      0.1%

12.   Type of Reporting Person (See Instructions)
      CO (Open-end mutual fund that is a class of shares of Investors Group Corporate Class Inc., a corporation governed by the Canada Business Corporations Act)

                                      2F

                                 Page 8 of 20 Pages

CUSIP NO. 758110100                             13G/A

1.    Names of Reporting Person(s).
      I.R.S. Identification Nos. of above person(s) (entities only).
      Investors Canadian Equity Class
      Reporting Person, a non-U.S. entity, has no I.R.S. Identification Number

2.    Check the Appropriate Box if a member of a Group (See Instructions)
      (a)   [    ]
      (b)   [    ]

3.    SEC Use Only

4.    Citizenship or Place of Organization
      Manitoba, Canada

Number of Shares        5.    Sole Voting Power 0
Beneficially Owned      6.    Shared Voting Power 0
by Each Reporting       7.    Sole Dispositive Power 0
Person With             8.    Shared Dispositive Power 0

9.    Aggregate Amount Beneficially Owned by Each Reporting Person
      0

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
      [    ]

11.   Percent of Class Represented by Amount in Row (9):
      0.0%

12.   Type of Reporting Person (See Instructions)
      CO (Open-end mutual fund that is a class of shares of Investors Group Corporate Class Inc., a corporation governed by the Canada Business Corporations Act)

                                      2G

                                 Page 9 of 20 Pages

CUSIP NO. 758110100                             13G/A

1.    Names of Reporting Person(s).
      I.R.S. Identification Nos. of above person(s) (entities only).
      Investors Global Class
      Reporting Person, a non-U.S. entity, has no I.R.S. Identification Number

2.    Check the Appropriate Box if a member of a Group (See Instructions)
      (a)   [    ]
      (b)   [    ]

3.    SEC Use Only

4.    Citizenship or Place of Organization
      Manitoba, Canada

Number of Shares        5.    Sole Voting Power 0
Beneficially Owned      6.    Shared Voting Power 3,530
by Each Reporting       7.    Sole Dispositive Power 0
Person With             8.    Shared Dispositive Power 3,530

9.    Aggregate Amount Beneficially Owned by Each Reporting Person
      3,530

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
      [    ]

11.   Percent of Class Represented by Amount in Row (9):
      0.0%

12.   Type of Reporting Person (See Instructions)
       CO (Open-end mutual fund that is a class of shares of Investors Group Corporate Class Inc., a corporation governed by the Canada Business Corporations Act)

                                      2H

                                 Page 10 of 20 Pages

CUSIP NO. 758110100                             13G/A

1.    Names of Reporting Person(s).
      I.R.S. Identification Nos. of above person(s) (entities only).
      I.G. Investment Management, Ltd.
      Reporting Person, a non-U.S. entity, has no I.R.S. Identification Number

2.    Check the Appropriate Box if a member of a Group (See Instructions)
      (a)   [    ]
      (b)   [    ]

3.    SEC Use Only

4.    Citizenship or Place of Organization
      Canada

Number of Shares        5.    Sole Voting Power 0
Beneficially Owned      6.    Shared Voting Power 2,536,830
by Each Reporting       7.    Sole Dispositive Power 0
Person With             8.    Shared Dispositive Power 2,536,830

9.    Aggregate Amount Beneficially Owned by Each Reporting Person
      2,536,830

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
      [    ]

11.   Percent of Class Represented by Amount in Row (9):
      4.3%

12.   Type of Reporting Person (See Instructions)
      CO (Corporation governed by the Canada Business Corporations Act), IA (Canadian)

                                      2I

                                 Page 11 of 20 Pages

CUSIP NO. 758110100                             13G/A

1.    Names of Reporting Person(s).
      I.R.S. Identification Nos. of above person(s) (entities only). Investors Group Trust Co. Ltd.
      Reporting Person, a non-U.S. entity, has no I.R.S. Identification
      Number.

2.    Check the Appropriate Box if a member of a Group (See Instructions)
      (a)   [    ]
      (b)   [    ]

3.    SEC Use Only

4.    Citizenship or Place of Organization
      Manitoba, Canada

Number of Shares        5.    Sole Voting Power 0
Beneficially Owned      6.    Shared Voting Power 2,500,000
by Each Reporting       7.    Sole Dispositive Power 0
Person With             8.    Shared Dispositive Power 2,500,000

9.    Aggregate Amount Beneficially Owned by Each Reporting Person
      2,500,000

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
      [    ]

11.   Percent of Class Represented by Amount in Row (9):
      4.2%

12.   Type of Reporting Person (See Instructions)
      CO (Corporation governed by the Manitoba Corporations Act)

                                      2J

                                 Page 12 of 20 Pages

CUSIP NO. 758110100                             13G/A

1.    Name of Reporting Person(s).
      I.R.S. Identification Nos. of above person(s) (entities only). Investors Group Inc.
      Reporting Person, a non-U.S. entity, has no I.R.S. Identification
      Number.

2.    Check the Appropriate Box if a member of a Group (See Instructions)
      (a)   [    ]
      (b)   [    ]

3.    SEC Use Only

4.    Citizenship or Place of Organization
      Canada

Number of Shares        5.    Sole Voting Power 0
Beneficially Owned      6.    Shared Voting Power 2,500,000
by Each Reporting       7.    Sole Dispositive Power 0
Person With             8.    Shared Dispositive Power 2,500,000

9.    Aggregate Amount Beneficially Owned by Each Reporting Person
      2,500,000

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
      [    ]

11.   Percent of Class Represented by Amount in Row (9):
      4.2%

12.   Type of Reporting Person (See Instructions)
      CO (Corporation governed by the Canada Business Corporations Act), HC

                                      2K

                                 Page 13 of 20 Pages

CUSIP NO. 758110100                             13G/A

1.    Name of Reporting Person(s).
      I.R.S. Identification Nos. of above person(s) (entities only). Investors Group Trustco Inc.
      Reporting Person, a non-U.S. entity, has no I.R.S. Identification
      Number.

2.    Check the Appropriate Box if a member of a Group (See Instructions)
      (a)   [    ]
      (b)   [    ]

3.    SEC Use Only

4.    Citizenship or Place of Organization
      Canada

Number of Shares        5.    Sole Voting Power 0
Beneficially Owned      6.    Shared Voting Power 2,500,000
by Each Reporting       7.    Sole Dispositive Power 0
Person With             8.    Shared Dispositive Power 2,500,000

9.    Aggregate Amount Beneficially Owned by Each Reporting Person
      2,500,000

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
      [    ]

11.   Percent of Class Represented by Amount in Row (9):
      4.2%

12.   Type of Reporting Person (See Instructions)
      CO (Corporation governed by the Canada Business Corporations Act), HC

                                      2L

                                 Page 14 of 20 Pages

CUSIP NO. 758110100                             13G/A

1.    Names of Reporting Person(s).
      I.R.S. Identification Nos. of above person(s) (entities only).
      Investors Group Corporate Class Inc.
      Reporting Person, a non-U.S. entity, has no I.R.S. Identification Number

2.    Check the Appropriate Box if a member of a Group (See Instructions)
      (a)   [    ]
      (b)   [    ]

3.    SEC Use Only

4.    Citizenship or Place of Organization
      Manitoba, Canada

Number of Shares        5.    Sole Voting Power 0
Beneficially Owned      6.    Shared Voting Power 36,830
by Each Reporting       7.    Sole Dispositive Power 0
Person With             8.    Shared Dispositive Power 36,830

9.    Aggregate Amount Beneficially Owned by Each Reporting Person
      36,830

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
      [    ]

11.   Percent of Class Represented by Amount in Row (9):
      0.1%

12.   Type of Reporting Person (See Instructions)
      CO  (Corporation governed by the Canada Business Corporations Act)

                                      2M

                                Page 15 of 20 Pages

ITEM 1(a)   NAME OF ISSUER:

     Reebok International Ltd.

ITEM 1(b)   ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES:

     1895 J.W. Foster Boulevard
     Canton, Massachusetts
     7814015000

ITEM 2(a)   NAME OF PERSON FILING:

     This joint statement is filed by and on behalf of the following Reporting Persons signing this amended Schedule 13G and are hereafter referred to as the "Reporting Persons": Investors Group Inc. ("IGI"), Investors Group Trustco Inc. ("Trustco"), Investors Group Trust Co. Ltd. (the "Trustee"), I.G. Investment Management, Ltd. (the "Management Company") Investors Group Corporate Class Inc. ("Corporate Class Inc.") and Investors U.S. Large Cap Value Fund (formerly Investors U.S. Growth Fund), Investors Global Fund, Investors Canadian Small Cap Growth Fund (formerly Investors Canadian Small Cap Fund II), Investors U.S. Opportunities Fund and Investors Canadian Equity Fund (collectively, the "Funds") and Investors U.S. Large Cap Value Class, Investors Canadian Equity Class and Investors Global Class (collectively, the "Corporate Class Funds").

ITEM 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     All of the Reporting Persons have their principal places of business at:
                  One Canada Centre
                  447 Portage Avenue
                  Winnipeg, Manitoba
                  R3C 3B6

ITEM 2(c)   CITIZENSHIP:

     IGI is a corporation formed under the Canada Business Corporations Act. It is a diversified-financial services holding company.

     Trustco is a corporation formed under the Canada Business Corporations Act. It is a holding company.

     The Management Company is a corporation formed under the Canada Business Corporations Act. It provides management services to the Funds and the Corporate Class Funds.

     The Trustee is a corporation formed under the Manitoba Corporations Act. It is the trustee for the Unitholders of the Funds and serves as the trustee for other open-end mutual fund trusts organized and affiliated with IGI.

     Corporate Class Inc. is a corporation formed under the Canada Business Corporations Act.

     The Corporate Class Funds are open ended mutual funds that are separate classes of Corporate Class Inc.

                                Page 16 of 20 Pages

The Funds are open-end mutual fund trusts of which the Unitholders are beneficiaries established in accordance with a Declaration of Trust under the laws of Manitoba, Canada.

     IGI owns 100% of the issued and outstanding Class A Common Shares of Trustco. Trustco owns 100% of the issued and outstanding Class A Common Shares of the Management Company. Trustco also owns, directly or indirectly, 100% of the issued and outstanding Common Shares of the Trustee. Trustco, the Management Company, the Trustee, and the Funds are all ultimately controlled by IGI through its ownership of 100% of the issued and outstanding Class A Common Shares of Trustco.

     Power Financial Corporation owns 56.1% of the common stock of Investors Group Inc. Power Corporation of Canada, of which Mr. Paul Desmarais controls 64.7% of the voting power, owns 67.4% of the common stock of Power Financial Corporation.

ITEM 2(d)   TITLE OF CLASS OF SECURITIES:

The class of equity securities to which this amended statement on Schedule 13G relates is the Common Stock, par value $.01 per share (the "Common Stock" or the "Securities"), of Reebok International Ltd., a Massachusetts corporation (the "Issuer").

ITEM 2(e)   CUSIP NUMBER:

     758110100

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a) [    ]  Broker or dealer registered under section 15 of the Act (15 U.S.C.
            78o).

(b) [    ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.78c).

(c) [    ]  Insurance company as defined in section 3(a)(19) of the Act (15
            U.S.C. 78c).

(d) [    ]  Investment company registered under section 8 of the Investment
            Company Act of 1940 (15 U.S.C 80a-8).

(e) [    ]  An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);

(f) [    ]  An employee benefit plan or endowment fund in accordance with
            240.13d-1(b)(1)(ii)(F);

(g) [    ]  A parent holding company or control person in accordance with
            240.13d-1(b)(1)(ii)(G);

(h) [    ]  A savings association as defined in Section 3(b) of the Federal
            Deposit Insurance Act (12 U.S.C. 1813);

(i) [    ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment
            Company Act of 1940 (15 U.S.C. 80a-3);

                                Page 17 of 20 Pages

(j) [    ]  Group, in accordance with 240.13d-1(b)(1)(ii)(J).

ITEM 4      OWNERSHIP.

Incorporated by reference to items (5) - (9) and (11) of the cover page pertaining to each Reporting Person.

ITEM 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

[  X  ]

ITEM 6     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable

ITEM 8     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

See Item 2(a)

ITEM 9     NOTICE OF DISSOLUTION OF GROUP.

Not applicable

ITEM 10    CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 2004          INVESTORS GROUP INC.

                           By:      /s/ David M.R. Cheop
                                    ----------------------------------
                                    David M.R. Cheop, as Attorney-in-Fact
                                    for Kevin Ernest Regan,
                                    Senior Vice-President of
                                    Investors Group Inc.

                                Page 18 of 20 Pages

February 13, 2004          INVESTORS GROUP TRUSTCO INC.

                           By:      /s/ David M.R. Cheop
                                    ----------------------------------
                                    David M.R. Cheop,
                                    Vice-President, Corporate Compliance
                                    of Investors Group Trustco Inc.

February 13, 2004          INVESTORS GROUP TRUST CO. LTD.

                           By:      /s/ Barbara Jean Reid
                                    ----------------------------------
                                    Barbara Jean Reid,
                                    Treasurer of
                                    Investors Group Trust Co. Ltd.

February 13, 2004          I.G. INVESTMENT MANAGEMENT, LTD.

                           By:      /s/ David M.R. Cheop
                                    ------------------------------------
                                    David M.R. Cheop, as Attorney-in-Fact
                                    for Alexander Scott Penman,
                                    President of
                                    I.G. Investment Management, Ltd.

February 13, 2004          INVESTORS GROUP CORPORATE CLASS INC.

                           By:      /s/ Barbara Jean Reid
                                    ----------------------------------
                                    Barbara Jean Reid,
                                    Treasurer of
                                    Investors Group Corporate Class Inc

February 13, 2004          INVESTORS U.S. LARGE CAP VALUE FUND

                           By:      /s/ Barbara Jean Reid
                                    ----------------------------------
                                    Barbara Jean Reid,
                                    Treasurer of
                                    Investors Group Trust Co. Ltd.,
                                    as Trustee for
                                    Investors U.S. Large Cap Value Fund

February 13, 2004          INVESTORS GLOBAL FUND

                           By:      /s/ Barbara Jean Reid
                                    ----------------------------------
                                    Barbara Jean Reid,
                                    Treasurer of
                                    Investors Group Trust Co. Ltd.,
                                    as Trustee for
                                    Investors Global Fund

                                Page 19 of 20 Pages

February 13, 2004          INVESTORS CANADIAN SMALL CAP GROWTH FUND

                           By:      /s/ Barbara Jean Reid
                                    ----------------------------------
                                    Barbara Jean Reid,
                                    Treasurer of
                                    Investors Group Trust Co. Ltd.,
                                    as Trustee for
                                    Investors Canadian Small Cap Growth Fund

February 13, 2004          INVESTORS U.S. OPPORTUNITIES FUND

                           By:      /s/ Barbara Jean Reid
                                    ----------------------------------
                                    Barbara Jean Reid,
                                    Treasurer of
                                    Investors Group Trust Co. Ltd.,
                                    as Trustee for
                                    Investors U.S. Opportunities Fund

February 13, 2004          INVESTORS CANADIAN EQUITY FUND

                           By:      /s/ Barbara Jean Reid
                                    ----------------------------------
                                    Barbara Jean Reid,
                                    Treasurer of
                                    Investors Group Trust Co. Ltd.,
                                    as Trustee for
                                    Investors Canadian Equity Fund

February 13, 2004          INVESTORS GROUP CORPORATE CLASS INC.- INVESTORS
                           U.S. LARGE CAP VALUE CLASS

                           By:      /s/ Barbara Jean Reid
                                    ----------------------------------
                                    Barbara Jean Reid,
                                    Treasurer of
                                    Investors Group Corporate Class Inc.

February 13, 2004          INVESTORS GROUP CORPORATE CLASS INC.- INVESTORS
                           CANADIAN EQUITY CLASS

                           By:      /s/ Barbara Jean Reid
                                    ----------------------------------
                                    Barbara Jean Reid,
                                    Treasurer of
                                    Investors Group Corporate Class Inc.

                                Page 20 of 20 Pages

February 13, 2004          INVESTORS GROUP CORPORATE CLASS INC.- INVESTORS
                           INVESTORS GLOBAL CLASS

                           By:      /s/ Barbara Jean Reid
                                    ----------------------------------
                                    Barbara Jean Reid,
                                    Treasurer of
                                    Investors Group Corporate Class Inc.

Exhibit A

                             Joint Filing Agreement
                             ----------------------

            In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, par value $.01 per share of Reebok International Ltd., and that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 23rd day of December, 1998.

                              INVESTORS GROUP INC.

                              By:   /s/ Edwin R. Buss
                                    -----------------
                                    Edwin R. Buss, as
                                    Attorney-in-Fact for
                                    Hugh Sanford Riley,
                                    President and Chief
                                    Executive Officer of
                                    Investors Group Inc.

                              INVESTORS GROUP TRUSTCO INC.

                              By:   /s/ Edwin R. Buss
                                    -----------------
                                    Edwin R. Buss, as
                                    Attorney-in-Fact for
                                    Richard Elliott Archer,
                                    President of
                                    Investors Group Trustco Inc.

                              INVESTORS GROUP TRUST CO. LTD.

                              By:   /s/ Edwin R. Buss
                                    -----------------
                                    Edwin R. Buss, as
                                    Attorney-in-Fact for
                                    Wayne Stanley Walker,
                                    President and Chief Executive Officer
                                    Investors Group Trust Co. Ltd.

                              I.G. INVESTMENT MANAGEMENT, LTD.

                              By:   /s/ Edwin R. Buss
                                    -----------------
                                    Edwin R. Buss, as
                                    Attorney-in-Fact for
                                    Richard Elliott Archer,
                                    President of
                                    I.G. Investment Management, Ltd.

                              INVESTORS U.S. GROWTH FUND

                              By:   /s/ Edwin R. Buss
                                    -----------------
                                    Edwin R. Buss,
                                    as Attorney-in-Fact for
                                    Wayne Stanley Walker,
                                    President and Chief Executive Officer of
                                    Investors Group Trust Co. Ltd.,
                                    as Trustee for
                                    Investors U.S. Growth Fund

                              INVESTORS GLOBAL FUND

                              By:   /s/ Edwin R. Buss
                                    -----------------
                                    Edwin R. Buss,
                                    as Attorney-in-Fact for
                                    Wayne Stanley Walker,
                                    President and Chief Executive Officer of
                                    Investors Group Trust Co. Ltd.,
                                    as Trustee for
                                    Investors Global Fund

Exhibit B
                                  Power of Attorney
                                  -----------------

            KNOW ALL MEN BY THESE PRESENTS, THAT I, Hugh Sanford Riley, President and Chief Executive Officer of Investors Group Inc., have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Fossen or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Group Inc. any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

            IN WITNESS WHEREOF, I have hereunto set my hand and seal this 23rd day of December, 1998.

                                          /s/   Hugh Sanford Riley
                                          ------------------------
                                                Hugh Sanford Riley

            BE IT KNOWN, that on this 23rd day of December, 1998, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Hugh Sanford Riley, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

            IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                          /s/   Martin Gutnik
                                          -------------------
                                                Notary Public

Exhibit C
                               Power of Attorney
                               -----------------

            KNOW ALL MEN BY THESE PRESENTS, THAT I, Richard Elliot Archer, President of Investors Group Trustco Inc., have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Fossen or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Group Trustco Inc. any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

            IN WITNESS WHEREOF, I have hereunto set my hand and seal this 23rd day of December, 1998.

                                          /s/   Richard Elliot Archer
                                          ---------------------------
                                                Richard Elliot Archer

            BE IT KNOWN, that on this 23rd day of December, 1998, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Richard Elliot Archer, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

            IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                          /s/   Martin Gutnik
                                          -------------------
                                                Notary Public

Exhibit D
                               Power of Attorney
                               -----------------

            KNOW ALL MEN BY THESE PRESENTS, THAT I, Wayne Stanley Walker, President and Chief Executive Officer of Investors Group Trust Co. Ltd., have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Fossen or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Group Trust Co. Ltd. any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

            IN WITNESS WHEREOF, I have hereunto set my hand and seal this 23rd day of December, 1998.

                                         /s/    Wayne Stanley Walker
                                         ---------------------------
                                                Wayne Stanley Walker

            BE IT KNOWN, that on this 23rd day of December, 1998, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Wayne Stanley Walker, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

            IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                          /s/   Martin Gutnik
                                          -------------------
                                                Notary Public

Exhibit E
                               Power of Attorney
                               -----------------

            KNOW ALL MEN BY THESE PRESENTS, THAT I, Richard Elliot Archer, President of I.G. Investment Management, Ltd., have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Fossen or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of I.G. Investment Management, Ltd. any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

            IN WITNESS WHEREOF, I have hereunto set my hand and seal this 23rd day of December, 1998.

                                          /s/   Richard Elliot Archer
                                          ---------------------------
                                                Richard Elliot Archer

            BE IT KNOWN, that on this 23rd day of December, 1998, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Richard Elliot Archer, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

            IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                          /s/   Martin Gutnik
                                          -------------------
                                                Notary Public

Exhibit F
                               Power of Attorney
                               -----------------

            KNOW ALL MEN BY THESE PRESENTS, THAT I, Wayne Stanley Walker, President and Chief Executive Officer of Investors Group Trust Co. Ltd., as Trustee for Investors U.S. Growth Fund, have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Fossen or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors U.S. Growth Fund any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

            IN WITNESS WHEREOF, I have hereunto set my hand and seal this 23rd day of December, 1998.

                                          /s/   Wayne Stanley Walker
                                          --------------------------
                                                Wayne Stanley Walker

            BE IT KNOWN, that on this 23rd day of December, 1998, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Wayne Stanley Walker, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

            IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                          /s/   Martin Gutnik
                                          -------------------
                                                Notary Public

Exhibit G
                               Power of Attorney
                               -----------------

            KNOW ALL MEN BY THESE PRESENTS, THAT I, Wayne Stanley Walker, President and Chief Executive Officer of Investors Group Trust Co. Ltd., as Trustee for Investors Global Fund, have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Fossen or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Global Fund any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

            IN WITNESS WHEREOF, I have hereunto set my hand and seal this 23rd day of December, 1998.

                                          /s/   Wayne Stanley Walker
                                          --------------------------
                                                Wayne Stanley Walker

            BE IT KNOWN, that on this 23rd day of December, 1998, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Wayne Stanley Walker, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

            IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                          /s/   Martin Gutnik
                                          -------------------
                                                Notary Public

Exhibit H
                               Power of Attorney
                               -----------------

            KNOW ALL MEN BY THESE PRESENTS, THAT I, Alexander Scott Penman, President of I.G. Investment Management, Ltd., have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of I.G. Investment Management, Ltd. any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

            IN WITNESS WHEREOF, I have hereunto set my hand and seal this 19th day of March, 1999.

                                          /s/   Alexander Scott Penman
                                          ----------------------------
                                                Alexander Scott Penman

            BE IT KNOWN, that on this 19th day of March, 1999, before me Douglas E. Jones, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Alexander Scott Penman, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

            IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                          /s/   Douglas E. Jones
                                          ----------------------
                                                Notary Public

Exhibit I
                               Power of Attorney
                               -----------------

            KNOW ALL MEN BY THESE PRESENTS, THAT I, Wayne Stanley Walker, President and Chief Executive Officer of Investors Group Trust Co. Ltd., as Trustee for Investors Canadian Small Cap Fund II, have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Fossen or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Canadian Small Cap Fund II any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

            IN WITNESS WHEREOF, I have hereunto set my hand and seal this 23rd day of December, 1998.

                                          /s/   Wayne Stanley Walker
                                          --------------------------
                                                Wayne Stanley Walker

            BE IT KNOWN, that on this 23rd day of December, 1998, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Wayne Stanley Walker, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

            IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                          /s/   Martin Gutnik
                                          -------------------
                                                Notary Public

Exhibit J
                               Power of Attorney
                               -----------------

            KNOW ALL MEN BY THESE PRESENTS, THAT I, Wayne Stanley Walker, President and Chief Executive Officer of Investors Group Trust Co. Ltd., as Trustee for Investors U.S. Opportunities Fund, have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Fossen or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors U.S. Opportunities Fund any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

            IN WITNESS WHEREOF, I have hereunto set my hand and seal this 23rd day of December, 1998.

                                          /s/   Wayne Stanley Walker
                                          --------------------------
                                                Wayne Stanley Walker

            BE IT KNOWN, that on this 23rd day of December, 1998, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Wayne Stanley Walker, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

            IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                          /s/   Martin Gutnik
                                          -------------------
                                                Notary Public

PAGE>   32

Exhibit K
                               Power of Attorney
                               -----------------

            KNOW ALL MEN BY THESE PRESENTS, THAT I, Wayne Stanley Walker, President and Chief Executive Officer of Investors Group Trust Co. Ltd., as Trustee for Investors Canadian Equity Fund, have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Fossen or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Canadian Equity Fund any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

            IN WITNESS WHEREOF, I have hereunto set my hand and seal this 23rd day of December, 1998.

                                          /s/   Wayne Stanley Walker
                                          --------------------------
                                                Wayne Stanley Walker

            BE IT KNOWN, that on this 23rd day of December, 1998, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Wayne Stanley Walker, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

            IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                          /s/   Martin Gutnik
                                          -------------------
                                                Notary Public

Exhibit L

                             Joint Filing Agreement
                             ----------------------

            In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, par value $.01 per share of Reebok International Ltd., and that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 22nd day of April, 1999.

                              INVESTORS GROUP INC.

                              By:   /s/ Edwin R. Buss
                                    -----------------
                                    Edwin R. Buss, as
                                    Attorney-in-Fact for
                                    Hugh Sanford Riley,
                                    President and Chief
                                    Executive Officer of
                                    Investors Group Inc.

                              INVESTORS GROUP TRUSTCO INC.

                              By:   /s/ Edwin R. Buss
                                    -----------------
                                    Edwin R. Buss, as
                                    Attorney-in-Fact for
                                    Richard Elliott Archer,
                                    President of
                                    Investors Group Trustco Inc.

                              INVESTORS GROUP TRUST CO. LTD.

                              By:   /s/ Edwin R. Buss
                                    -----------------
                                    Edwin R. Buss, as
                                    Attorney-in-Fact for
                                    Wayne Stanley Walker,
                                    President and Chief Executive Officer
                                    Investors Group Trust Co. Ltd.

                              I.G. INVESTMENT MANAGEMENT, LTD.

                              By:   /s/ Edwin R. Buss
                                    -----------------
                                    Edwin R. Buss, as
                                    Attorney-in-Fact for
                                    Alexander Scott Penman,
                                    President of
                                    I.G. Investment Management, Ltd.

                              INVESTORS U.S. GROWTH FUND

                              By:   /s/ Edwin R. Buss
                                    -----------------
                                    Edwin R. Buss,
                                    as Attorney-in-Fact for
                                    Wayne Stanley Walker,
                                    President and Chief Executive Officer of
                                    Investors Group Trust Co. Ltd.,
                                    as Trustee for
                                    Investors U.S. Growth Fund

                              INVESTORS GLOBAL FUND

                              By:   /s/ Edwin R. Buss
                                    -----------------
                                    Edwin R. Buss,
                                    as Attorney-in-Fact for
                                    Wayne Stanley Walker,
                                    President and Chief Executive Officer of
                                    Investors Group Trust Co. Ltd.,
                                    as Trustee for
                                    Investors Global Fund

                              INVESTORS CANADIAN SMALL CAP FUND II

                              By:   /s/ Edwin R. Buss
                                    -----------------
                                    Edwin R. Buss,
                                    as Attorney-in-Fact for
                                    Wayne Stanley Walker,
                                    President and Chief Executive Officer of
                                    Investors Group Trust Co. Ltd.,
                                    as Trustee for
                                    Investors Canadian Small Cap Fund II

                              INVESTORS U.S. OPPORTUNITIES FUND

                              By:   /s/ Edwin R. Buss
                                    -----------------
                                    Edwin R. Buss,
                                    as Attorney-in-Fact for
                                    Wayne Stanley Walker,
                                    President and Chief Executive Officer of
                                    Investors Group Trust Co. Ltd.,
                                    as Trustee for
                                    Investors U.S. Opportunities Fund

                              INVESTORS CANADIAN EQUITY FUND

                              By:   /s/ Edwin R. Buss
                                    -----------------
                                    Edwin R. Buss,
                                    as Attorney-in-Fact for
                                    Wayne Stanley Walker,
                                    President and Chief Executive Officer of
                                    Investors Group Trust Co. Ltd.,
                                    as Trustee for
                                    Investors Canadian Equity Fund

Exhibit M
                               Power of Attorney
                               -----------------

            KNOW ALL MEN BY THESE PRESENTS, THAT I, Robert Gibson Darling, Senior Vice-President of Investors Group Inc., have made, constituted and appointed, and by these presents do make, constitute and appoint, James Lawson, James Fossen or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Group Inc. any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

            IN WITNESS WHEREOF, I have hereunto set my hand and seal this 9th day of August, 1999.

                                          /s/   Robert Gibson Darling
                                          ---------------------------
                                                Robert Gibson Darling

            BE IT KNOWN, that on this 9th day of August, 1999, before me Douglas E. Jones, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Robert Gibson Darling, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

            IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                          /s/   Douglas E. Jones
                                          ----------------------
                                                Notary Public

Exhibit N
                               Power of Attorney
                               -----------------

            KNOW ALL MEN BY THESE PRESENTS, THAT I, Richard Elliott Archer, President of Investors Group Trustco Inc., have made, constituted and appointed, and by these presents do make, constitute and appoint, James Lawson, James Fossen or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Group Trustco Inc. any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

            IN WITNESS WHEREOF, I have hereunto set my hand and seal this 9th day of August, 1999.

                                          /s/   Richard Elliott Archer
                                          ----------------------------
                                                Richard Elliott Archer

            BE IT KNOWN, that on this 9th day of August, 1999, before me Douglas E. Jones, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Richard Elliott Archer, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

            IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                          /s/   Douglas E. Jones
                                          ----------------------
                                                Notary Public

Exhibit O
                               Power of Attorney
                               -----------------

            KNOW ALL MEN BY THESE PRESENTS, THAT I, Robert Gibson Darling, Vice-President of Investors Group Trust Co. Ltd., have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Group Trust Co. Ltd. any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

            IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of May, 1999.

                                          /s/   Robert Gibson Darling
                                          ---------------------------
                                                Robert Gibson Darling

            BE IT KNOWN, that on this 14th day of May, 1999, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Robert Gibson Darling, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

            IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                          /s/   Martin Gutnik
                                          -------------------
                                                Notary Public

Exhibit P
                               Power of Attorney
                               -----------------

            KNOW ALL MEN BY THESE PRESENTS, THAT I, Robert Gibson Darling, Vice-President of Investors Group Trust Co. Ltd., as Trustee for Investors U.S. Growth Fund, have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors U.S. Growth Fund Fund any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

            IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of May, 1999.

                                          /s/   Robert Gibson Darling
                                          ---------------------------
                                                Robert Gibson Darling

            BE IT KNOWN, that on this 14th day of May, 1999, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Robert Gibson Darling, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

            IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                          /s/   Martin Gutnik
                                          -------------------
                                                Notary Public

Exhibit Q
                               Power of Attorney
                               -----------------

            KNOW ALL MEN BY THESE PRESENTS, THAT I, Robert Gibson Darling, Vice-President of Investors Group Trust Co. Ltd., as Trustee for Investors Global Fund, have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Global Fund any and all statements on
Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

            IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of May, 1999.

                                          /s/   Robert Gibson Darling
                                          ---------------------------
                                                Robert Gibson Darling

            BE IT KNOWN, that on this 14th day of May, 1999, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Robert Gibson Darling, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

            IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                          /s/   Martin Gutnik
                                          -------------------
                                                Notary Public

Exhibit R
                               Power of Attorney
                               -----------------

            KNOW ALL MEN BY THESE PRESENTS, THAT I, Robert Gibson Darling, Vice-President of Investors Group Trust Co. Ltd., as Trustee for Investors Canadian Small Cap Fund II, have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David
M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Canadian Small Cap Fund II any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

            IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of May, 1999.

                                          /s/   Robert Gibson Darling
                                          ---------------------------
                                                Robert Gibson Darling

            BE IT KNOWN, that on this 14th day of May, 1999, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Robert Gibson Darling, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

            IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                          /s/   Martin Gutnik
                                          -------------------
                                                Notary Public

Exhibit S
                               Power of Attorney
                               -----------------

              KNOW ALL MEN BY THESE PRESENTS, THAT I, Robert Gibson Darling, Vice-President of Investors Group Trust Co. Ltd., as Trustee for Investors U.S. Opportunities Fund, have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David
M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors U.S. Opportunities Fund any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

              IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of May, 1999.

                                          /s/   Robert Gibson Darling
                                          ---------------------------
                                                Robert Gibson Darling

              BE IT KNOWN, that on this 14th day of May, 1999, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Robert Gibson Darling, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

              IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                          /s/   Martin Gutnik
                                          -------------------
                                                Notary Public

Exhibit T
                               Power of Attorney
                               -----------------

            KNOW ALL MEN BY THESE PRESENTS, THAT I, Robert Gibson Darling, Vice-President of Investors Group Trust Co. Ltd., as Trustee for Investors Canadian Equity Fund, have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David
M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Canadian Equity Fund any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

            IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of May, 1999.

                                          /s/   Robert Gibson Darling
                                          ---------------------------
                                                Robert Gibson Darling

            BE IT KNOWN, that on this 14th day of May, 1999, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Robert Gibson Darling, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

            IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                          /s/   Martin Gutnik
                                          -------------------
                                                Notary Public

Exhibit U


                               Power of Attorney
                               -----------------

            KNOW ALL MEN BY THESE PRESENTS, THAT I, David M.R. Cheop, Vice-President, Corporate Compliance of Investors Group Trustco Inc., have made, constituted and appointed, and by these presents do make, constitute and appoint, James Lawson, James Fossen or Donald J. MacDonald, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Group Trustco Inc. any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

            IN WITNESS WHEREOF, I have hereunto set my hand and seal this 1st day of May, 2000.

                                          /s/   David M.R. Cheop
                                          ----------------------------
                                                David M.R. Cheop

            BE IT KNOWN, that on this 1st day of May, 2000, before me Douglas
E. Jones, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared David M.R. Cheop to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

            IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                          /s/   Douglas E. Jones
                                          ----------------------
                                                Notary Public

Exhibit V

                               Power of Attorney
                               -----------------

            KNOW ALL MEN BY THESE PRESENTS, THAT I, Alexander Scott Penman, President of I.G. Investment Management, Ltd., have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of I.G. Investment Management, Ltd. any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

            IN WITNESS WHEREOF, I have hereunto set my hand and seal this 19th day of March, 1999.

                                          /s/   Alexander Scott Penman
                                          ----------------------------
                                                Alexander Scott Penman

            BE IT KNOWN, that on this 19th day of March, 1999, before me Douglas E. Jones, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Alexander Scott Penman, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

            IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                          /s/   Douglas E. Jones
                                          ----------------------
                                                Notary Public

Exhibit W

                                 Power of Attorney
                                 -----------------

            KNOW ALL MEN BY THESE PRESENTS, THAT I, Kevin Ernest Regan, Senior Vice-President of Investors Group Inc., have made, constituted and appointed, and by these presents do make, constitute and appoint, James Lawson, James Fossen or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Group Inc. any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

            IN WITNESS WHEREOF, I have hereunto set my hand and seal this 13th day of February, 2002.


                                               /s/ Kevin Ernest Regan
                                               ----------------------
                                                   Kevin Ernest Regan


            BE IT KNOWN, that on this 13th day of February, 2002, before me Scott C. Elson, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Kevin Ernest Regan, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

           IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.



                                              /s/ Scott C. Elson
                                              ------------------------
                                                   Notary Public

Exhibit X

                                Power of Attorney
                                -----------------

            KNOW ALL MEN BY THESE PRESENTS, THAT I, Roger George Joseph Blanchette, Vice-President of Investors Group Trust Co. Ltd., have made, constituted and appointed, and by these presents do make, constitute and appoint, James Lawson, James Fossen or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Group Trust Co. Ltd. any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

           IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of February, 2002.

                                      /s/ Roger George Joseph Blanchette
                                      ----------------------------------
                                          Roger George Joseph Blanchette


            BE IT KNOWN, that on this 14th day of February, 2002, before me Douglas E. Jones, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Roger George Joseph Blanchette, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

           IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                            /s/ Douglas E. Jones
                                            ---------------------
                                                Notary Public

Exhibit Y

                               Power of Attorney
                               -----------------

            KNOW ALL MEN BY THESE PRESENTS, THAT I, Roger George Joseph Blanchette, Vice-President of Investors Group Trust Co. Ltd., as Trustee for Investors Global Fund, have made, constituted and appointed, and by these presents do make, constitute and appoint, James Lawson, David M.R. Cheop or James Fossen, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Global Fund any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

            IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of February, 2002.

                                      /s/ Roger George Joseph Blanchette
                                      ----------------------------------
                                          Roger George Joseph Blanchette

            BE IT KNOWN, that on this 14th day of February, 2002, before me Douglas E. Jones, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Roger George Joseph Blanchette, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

            IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                          /s/ Douglas E. Jones
                                          -------------------------
                                                Notary Public

Exhibit Z

                               Power of Attorney
                               -----------------

            KNOW ALL MEN BY THESE PRESENTS, THAT I, Roger George Joseph Blanchette, Vice-President of Investors Group Trust Co. Ltd., as Trustee for Investors Canadian Small Cap Fund II, have made, constituted and appointed, and by these presents do make, constitute and appoint, James Lawson, David M.R. Cheop or James Fossen, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Canadian Small Cap Fund II any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

            IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of February, 2002.

                                         /s/ Roger George Joseph Blanchette
                                         ----------------------------------
                                             Roger George Joseph Blanchette

            BE IT KNOWN, that on this 14th day of February, 2002, before me Douglas E. Jones, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Roger George Joseph Blanchette, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

            IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                          /s/ Douglas E. Jones
                                          -------------------------
                                                Notary Public

Exhibit AA


                               Power of Attorney
                               -----------------

            KNOW ALL MEN BY THESE PRESENTS, THAT I, Roger George Joseph Blanchette, Vice-President of Investors Group Trust Co. Ltd., as Trustee for Investors U.S. Large Cap Value Fund (formerly Investors U.S. Growth Fund), have made, constituted and appointed, and by these presents do make, constitute and appoint, James Lawson, David M.R. Cheop or James Fossen, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors U.S. Large Cap Value Fund (formerly Investors U.S. Growth Fund) any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

            IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of February, 2002.


                                         /s/ Roger George Joseph Blanchette
                                         ----------------------------------
                                             Roger George Joseph Blanchette

            BE IT KNOWN, that on this 14th day of February, 2002, before me Douglas E. Jones, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Roger George Joseph Blanchette, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

            IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                          /s/ Douglas E. Jones
                                          -------------------------
                                                Notary Public

Exhibit BB

                               Power of Attorney
                               -----------------

            KNOW ALL MEN BY THESE PRESENTS, THAT I, Roger George Joseph Blanchette, Vice-President of Investors Group Trust Co. Ltd., as Trustee for Investors Canadian Equity Fund, have made, constituted and appointed, and by these presents do make, constitute and appoint, James Lawson, David M.R. Cheop or James Fossen, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Canadian Equity Fund any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

            IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of February, 2002.

                                         /s/ Roger George Joseph Blanchette
                                         ----------------------------------
                                             Roger George Joseph Blanchette

            BE IT KNOWN, that on this 14th day of February, 2002, before me Douglas E. Jones, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Roger George Joseph Blanchette, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

            IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                          /s/ Douglas E. Jones
                                          -------------------------
                                                Notary Public

Exhibit CC


                               Power of Attorney
                               -----------------

            KNOW ALL MEN BY THESE PRESENTS, THAT I, Roger George Joseph Blanchette, Vice-President of Investors Group Trust Co. Ltd., as Trustee for Investors U.S. Opportunities Fund, have made, constituted and appointed, and by these presents do make, constitute and appoint, James Lawson, David M.R. Cheop or James Fossen, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors U.S. Opportunities Fund any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

            IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of February, 2002.


                                         /s/ Roger George Joseph Blanchette
                                         ----------------------------------
                                             Roger George Joseph Blanchette

            BE IT KNOWN, that on this 14th day of February, 2002, before me Douglas E. Jones, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Roger George Joseph Blanchette, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

            IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                          /s/ Douglas E. Jones
                                          -------------------------
                                                Notary Public

Exhibit DD

                             Joint Filing Agreement
                             ----------------------

            In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, par value $.01 per share of Reebok International Ltd., and that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 21st day of February, 2003.

                              INVESTORS GROUP INC.

                              By:      /s/ Kevin Ernest Regan
                                       -----------------------
                                       Kevin Ernest Regan,
                                       Senior Vice-President of
                                       Investors Group Inc.

                              INVESTORS GROUP TRUSTCO INC.

                              By:      /s/ David M.R. Cheop
                                       ---------------------------
                                       David M.R. Cheop,
                                       Vice-President, Corporate Compliance of
                                       Investors Group Trustco Inc.

                              INVESTORS GROUP TRUST CO. LTD.

                              By:      /s/ Barbara Jean Reid
                                       ----------------------------------
                                       Barbara Jean Reid,
                                       Treasurer of
                                       Investors Group Trust Co. Ltd.

                              I.G. INVESTMENT MANAGEMENT, LTD.

                              By:      /s/ Alexander Scott Penman
                                       ----------------------------------
                                       Alexander Scott Penman,
                                       President of
                                       I.G. Investment Management, Ltd.

                              INVESTORS GROUP CORPORATE CLASS INC.

                              By:      /s/ Barbara Jean Reid
                                       ----------------------------------
                                       Barbara Jean Reid,
                                       Treasurer of
                                       Investors Group Corporate Class Inc.

                              INVESTORS GLOBAL FUND

                              By:      /s/ Barbara Jean Reid
                                       ----------------------------------
                                       Barbara Jean Reid,
                                       Treasurer of
                                       Investors Group Trust Co. Ltd.,
                                       as Trustee for
                                       Investors Global Fund

                              INVESTORS U.S. LARGE CAP VALUE FUND

                              By:      /s/ Barbara Jean Reid
                                       ----------------------------------
                                       Barbara Jean Reid,
                                       Treasurer of
                                       Investors Group Trust Co. Ltd.,
                                       as Trustee for Investors
                                       U.S. Large Cap Value Fund

                              INVESTORS CANADIAN SMALL CAP GROWTH FUND

                              By:      /s/ Barbara Jean Reid
                                       ----------------------------------
                                       Barbara Jean Reid,
                                       Treasurer of
                                       Investors Group Trust Co. Ltd.,
                                       as Trustee for
                                       Investors Canadian Small Cap Growth
                                       Fund

                              INVESTORS U.S. OPPORTUNITIES FUND

                              By:      /s/ Barbara Jean Reid
                                       ----------------------------------
                                       Barbara Jean Reid,
                                       Treasurer of
                                       Investors Group Trust Co. Ltd.,
                                       as Trustee for
                                       Investors U.S. Opportunities Fund

                              INVESTORS GROUP CORPORATE CLASS INC.- INVESTORS CANADIAN EQUITY FUND

                              By:      /s/ Barbara Jean Reid
                                       ----------------------------------
                                       Barbara Jean Reid,
                                       Treasurer of
                                       Investors Group Trust Co. Ltd.

                              INVESTORS GROUP CORPORATE CLASS INC.- INVESTORS U.S. LARGE CAP VALUE CLASS

                              By:      /s/ Barbara Jean Reid
                                       ----------------------------------
                                       Barbara Jean Reid,
                                       Treasurer of
                                       Investors Group Corporate Class Inc.

                              INVESTORS GROUP CORPORATE CLASS INC.- INVESTORS CANADIAN EQUITY CLASS

                              By:      /s/ Barbara Jean Reid
                                       ----------------------------------
                                       Barbara Jean Reid,
                                       Treasurer of
                                       Investors Group Corporate Class Inc.

                              INVESTORS GROUP CORPORATE CLASS INC.- INVESTORS GLOBAL CLASS

                              By:      /s/ Barbara Jean Reid
                                       ----------------------------------
                                       Barbara Jean Reid,
                                       Treasurer of
                                       Investors Group Corporate Class Inc.